                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                       AMERICAN INTERNATIONAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1999

                                                                   April 7, 1999

To the Shareholders of
  AMERICAN INTERNATIONAL GROUP, INC.:

     The Annual Meeting of Shareholders of AMERICAN INTERNATIONAL GROUP, INC. ("AIG") will be held at the offices of AIG at 72 Wall Street, Eighth Floor, New York, New York, on Wednesday, May 19, 1999, at 11:00 o'clock A.M., for the following purposes:

     1. To elect 19 directors of AIG to hold office until the next annual election and until their successors are elected and qualified;

     2. To act upon a proposal to select PricewaterhouseCoopers LLP as independent accountants for 1999;

     3. To act upon a shareholder proposal requesting AIG to change the composition of the Nominating Committee;

     4. To act upon a shareholder proposal requesting AIG to provide a report on certain Board matters;

     5. To act upon a shareholder proposal requesting AIG to distribute certain statistical data on employees;

     6. To act upon a shareholder proposal requesting AIG to take certain actions with respect to its business in Switzerland; and

     7. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on March 26, 1999 will be entitled to vote at the meeting. During the ten days prior to the meeting, a list of the shareholders will be available for inspection at the offices of AIG at 70 Pine Street, New York, New York.

                                                By Order of the Board of
                                                Directors

                                                  KATHLEEN E. SHANNON
                                                                       Secretary

--------------------------------------------------------------------------------

    If you cannot be present at the meeting, please sign the enclosed Proxy and return it at once in the accompanying postage prepaid envelope.

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 Pine Street, New York, N.Y. 10270

                                PROXY STATEMENT
                                                                   April 7, 1999

     The enclosed proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders of American International Group, Inc., a Delaware corporation ("AIG"), to be held on May 19, 1999, or at any adjournment thereof. It may be revoked at any time prior to its use. Proxies will be voted as specified and, unless otherwise specified, will be voted for the election of directors, for the selection of PricewaterhouseCoopers LLP as independent accountants for 1999, against the shareholder proposal requesting AIG to change the composition of the Nominating Committee, against the shareholder proposal requesting AIG to provide a report on certain Board matters, against the proposal requesting AIG to distribute certain statistical data on employees and against the proposal with respect to conducting business in Switzerland. These proxy materials are being mailed to shareholders of AIG commencing on or about April 7, 1999.

     Only shareholders of record at the close of business on March 26, 1999 will be entitled to vote at the meeting. On that date, 1,238,828,490 shares (exclusive of shares held by AIG and certain subsidiaries) of common stock, par value $2.50 per share ("AIG Common Stock"), were outstanding, each such share of stock having one vote.

     Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting, will be treated as present for purposes of determining a quorum for the Annual Meeting. With respect to the election of directors, any shares not voted as a result of an abstention or a broker non-vote will have no impact on the vote. With respect to the selection of PricewaterhouseCoopers LLP as independent accountants and the four shareholder proposals, a broker non-vote will have no impact on the vote and an abstention will be effectively treated as a vote against the proposal.

                           I.  ELECTION OF DIRECTORS

     Nineteen directors are to be elected at the meeting to hold office until the next annual election and until their successors are elected and qualified. It is the intention of the persons named in the accompanying proxy to vote for the election of the nominees listed below, all of whom are currently members of your Board of Directors. It is not expected that any of the nominees will become unavailable for election as a director, but if any should prior to the meeting, proxies will be voted for such persons as your Board of Directors shall recommend. Directors will be elected by a plurality of the votes cast. The nominees and certain information supplied by them to AIG are as follows:

[PHOTO]                         M. BERNARD AIDINOFF              SENIOR COUNSEL, SULLIVAN & CROMWELL
                                                                 (Attorneys)
                                Director since 1984              Age 70


--------------------------------------------------------------------------------

[PHOTO]                         ELI BROAD                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                                                                 SUNAMERICA INC. ("SUNAMERICA") (a wholly-owned
                                Elected January 4, 1999          subsidiary of AIG)
                                                                 Age 65

[PHOTO]                         PEI-YUAN CHIA                    RETIRED VICE CHAIRMAN, CITICORP
                                                                 AND CITIBANK, N.A.
                                Director since 1996
                                                                 Age 60
                                                                 Director, Baxter International, Inc.
                                                                           Case Corporation

[PHOTO]                         MARSHALL A. COHEN                COUNSEL, CASSELS BROCK & BLACKWELL (Barristers and
                                                                 Solicitors); FORMER PRESIDENT AND CHIEF EXECUTIVE
                                Director since 1992              OFFICER, THE MOLSON COMPANIES LIMITED
                                                                 Age 64
                                                                 Director, Barrick Gold Corporation
                                                                           Clark Refining & Marketing, Inc.
                                                                           Clark USA, Inc.
                                                                           Haynes International, Inc.
                                                                           Lafarge Corporation
                                                                           Repap Enterprises, Inc.
                                                                           Republic Engineered Steel, Inc.
                                                                           Toronto Dominion Bank

[PHOTO]                         BARBER B. CONABLE, JR.           RETIRED; FORMER PRESIDENT, WORLD BANK, AND
                                                                 FORMER MEMBER, UNITED STATES HOUSE OF REPRESENTATIVES
                                Director since 1991
                                                                 Age 76


--------------------------------------------------------------------------------

[PHOTO]                         MARTIN S. FELDSTEIN              PROFESSOR OF ECONOMICS, HARVARD UNIVERSITY;
                                                                 PRESIDENT AND CHIEF EXECUTIVE OFFICER, NATIONAL BUREAU
                                Director since 1987              OF ECONOMIC RESEARCH
                                                                 (Nonprofit Economic Research Center)
                                                                 Age 59
                                                                 Director, Columbia/HCA Healthcare Corporation,
                                                                 J. P. Morgan & Co. Incorporated
                                                                 TRW, Inc.

[PHOTO]                         ELLEN V. FUTTER                  PRESIDENT, THE AMERICAN MUSEUM OF NATURAL
                                                                 HISTORY
                                Elected March 17, 1999
                                                                 Age 49
                                                                 Director, Bristol-Myers Squibb Company
                                                                           Consolidated Edison, Inc.
                                                                           J.P. Morgan & Co. Incorporated

[PHOTO]                         LESLIE L. GONDA                  CHAIRMAN, INTERNATIONAL LEASE FINANCE
                                                                 CORPORATION ("ILFC")
                                Director since 1990              (a wholly-owned subsidiary of AIG)
                                                                 Age 79
                                                                 Also serves as a director of ILFC

[PHOTO]                         EVAN G. GREENBERG                PRESIDENT AND CHIEF OPERATING OFFICER, AIG
                                Director since 1996              Age 44
                                                                 Also serves as a director of C.V. Starr & Co., Inc.
                                                                 ("Starr") and Starr International Company, Inc.
                                                                 ("SICO"), private holding companies (see "Ownership of
                                                                 Certain Securities")

[PHOTO]                         MAURICE R. GREENBERG             CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AIG
                                Director since 1967              Age 73
                                                                 Director, Transatlantic Holdings, Inc.
                                                                 ("Transatlantic") and 20th Century Industries ("20th
                                                                 Century"), which are owned 55 percent and 59 percent,
                                                                 respectively, by AIG
                                                                 Also serves as Chairman of Transatlantic and 20th
                                                                 Century, a director, President and Chief Executive
                                                                 Officer of Starr, and a director of SICO and ILFC


--------------------------------------------------------------------------------

[PHOTO]                         CARLA A. HILLS                   CHAIRMAN AND CHIEF EXECUTIVE OFFICER,
                                                                 HILLS & COMPANY; FORMER UNITED STATES
                                Director since 1993              TRADE REPRESENTATIVE
                                                                 (Hills & Company provides international
                                                                 investment, trade and risk advisory services)
                                                                 Age 65
                                                                 Director, Chevron Corporation
                                                                 Lucent Technologies Inc.
                                                                 Time Warner Inc.

[PHOTO]                         FRANK J. HOENEMEYER              FINANCIAL CONSULTANT;
                                                                 RETIRED VICE CHAIRMAN,
                                Director since 1985              PRUDENTIAL INSURANCE COMPANY OF AMERICA
                                                                 Age 79
                                                                 Director, Carey Fiduciary Advisors, Inc.
                                                                           Cincinnati, Inc.
                                                                           Wellsford Real Properties, Inc.

[PHOTO]                         EDWARD E. MATTHEWS               VICE CHAIRMAN -- INVESTMENTS AND FINANCIAL
                                                                 SERVICES, AIG
                                Director since 1973
                                                                 Age 67
                                                                 Director, Transatlantic
                                                                 Also serves as a director of Starr, SICO and ILFC

[PHOTO]                         DEAN P. PHYPERS                  RETIRED SENIOR VICE PRESIDENT,
                                                                 INTERNATIONAL BUSINESS MACHINES CORPORATION
                                Director since 1979
                                                                 Age 70
                                                                 Director, Bethlehem Steel Corporation
                                                                           Cambrex Corporation
                                                                           Church & Dwight Co. Inc.

[PHOTO]                         HOWARD I. SMITH                  EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL
                                                                 OFFICER AND COMPTROLLER, AIG
                                Director since 1997
                                                                 Age 54
                                                                 Director, The Kroll-O'Gara Company
                                                                           Transatlantic
                                                                           20th Century
                                                                 Also serves as a director of Starr, SICO and ILFC

--------------------------------------------------------------------------------

[PHOTO]                         THOMAS R. TIZZIO                 SENIOR VICE CHAIRMAN -- GENERAL
                                                                 INSURANCE, AIG
                                Director since 1986
                                                                 Age 61
                                                                 Director, Transatlantic
                                                                 Also serves as a director of Starr and SICO


[PHOTO]                         EDMUND S.W. TSE                  VICE CHAIRMAN -- LIFE INSURANCE, AIG
                                Director since 1996              Age 61
                                                                 Also serves as a director of Starr and SICO


[PHOTO]                         JAY S. WINTROB                   VICE CHAIRMAN AND CHIEF OPERATING OFFICER,
                                                                 SUNAMERICA
                                Elected January 4, 1999
                                                                 Age 42
[PHOTO]                         FRANK G. WISNER                  VICE CHAIRMAN -- EXTERNAL AFFAIRS, AIG
                                Director since 1997              Age 60
                                                                 Director, Enron Oil & Gas Company

     The principal occupation or affiliation of the nominees is shown in bold face type. Each of the directors who is also an executive officer of AIG except for Mr. Wisner has, for more than five years, occupied an executive position with AIG or companies that are now its subsidiaries, and, except as hereinafter noted, each other director has occupied an executive position with his company or organization listed above for at least five years. Mr. Wisner served as a career foreign service officer with the United States Department of State from 1961 through July 1997, with his last position being Ambassador to India. Mr. Chia retired from Citicorp on September 1, 1996. Mr. Cohen became counsel to Cassels Brock & Blackwell on September 12, 1996, having previously served as President and Chief Executive Officer of The Molson Companies Limited. E.G. Greenberg is the son of M.R. Greenberg.

     There were four regularly scheduled meetings and one special meeting of the Board during 1998. All of the directors other than Mr. Lloyd Bentsen attended at least 75 percent of the aggregate of all meetings of the directors and of the committees of the Board on which they served. Mr. Bentsen retired from the Board in November 1998 for health reasons.

     The Audit Committee, which held four meetings during 1998, gives general advice to the Board and the officers in matters relating to the audits of the records of account of AIG and its subsidiaries. The Committee reviews the performance and scope of audit and non-audit services provided by the independent accountants during the fiscal year and recommends to the Board the nomination of the independent public accountants as auditors for the ensuing fiscal year. In addition, the Committee reviews reports issued by the internal auditing department and the independent accountants. Messrs. Aidinoff, Conable, Hoenemeyer and Phypers and Mrs. Hills are the current members of the Audit Committee.

     The Stock Option and Compensation Committee, which held nine meetings during 1998, administers the various AIG stock option plans, establishes the compensation of the Chief Executive Officer and sets policy for compensation for senior management. Current members of the Committee are Messrs. Cohen, Conable and Hoenemeyer.

     The principal function of the Executive Committee, which held eight meetings in 1998, is to act for the Board between Board meetings. Although the Executive Committee formally serves as a nominating committee, in practice the Board serves as a committee of the whole in determining nominees for membership. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. All proposed nominees for membership on the Board of Directors submitted in writing by shareholders to the Secretary of AIG will be brought to the attention of the Executive Committee. Messrs. Aidinoff, E.G. Greenberg, M.R. Greenberg, Hoenemeyer, Matthews, and Tizzio are the current members of the Executive Committee.

     The Finance Committee, which oversees the financial affairs and investment activities of AIG and its subsidiaries, held twelve meetings during 1998. Messrs. Aidinoff, Broad, Chia, Conable, Feldstein, M.R. Greenberg, Hoenemeyer, Matthews, Phypers, Smith and Wintrob currently serve as members of the Finance Committee.

OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the ownership of equity securities of AIG and affiliated companies which may be considered by the Securities and Exchange Commission to be its parents, by the directors, all of which except Mr. Bentsen are nominees and which include all of the executive officers named in the Summary Compensation Table (as set forth under the caption "Compensation of Directors and Executive Officers") and by the directors and executive officers as a group.

                                                       EQUITY SECURITIES OF AIG AND ITS PARENTS
                                                     OWNED BENEFICIALLY AS OF JANUARY 31, 1999(1)
                               ----------------------------------------------------------------------------------------
                                                                            STARR                       SICO
                                             AIG                        COMMON STOCK                VOTING STOCK
                                        COMMON STOCK              -------------------------   -------------------------
                               -------------------------------      AMOUNT AND                  AMOUNT AND
                               AMOUNT AND NATURE OF    PERCENT       NATURE OF      PERCENT      NATURE OF      PERCENT
                                    BENEFICIAL           OF         BENEFICIAL        OF        BENEFICIAL        OF
DIRECTOR OR EXECUTIVE OFFICER  OWNERSHIP(2)(3)(4)(5)    CLASS      OWNERSHIP(6)      CLASS       OWNERSHIP       CLASS
-----------------------------  ---------------------   -------    ---------------   -------   ---------------   -------
M. Bernard Aidinoff........             47,864            (7)              0          --             0           --
Lloyd M. Bentsen...........             52,115            (7)              0          --             0           --
Eli Broad..................         22,980,879          1.84               0          --             0           --
Pei-yuan Chia..............             19,481            (7)              0          --             0           --
Marshall A. Cohen..........             34,707            (7)              0          --             0           --
Barber B. Conable, Jr. ....             41,795            (7)              0          --             0           --
Martin S. Feldstein........             57,922            (7)              0          --             0           --
Ellen V. Futter............                  0            --               0          --             0           --
Leslie L. Gonda............         10,825,000           .87               0          --             0           --
E.G. Greenberg.............            158,074           .01           2,000          9.76           0             --
M. R. Greenberg............         27,327,297          2.21           5,000         24.39          10           8.33
Carla A. Hills.............             37,093            (7)              0          --             0           --
Frank J. Hoenemeyer........             58,356            (7)              0          --             0           --
Edward E. Matthews.........            908,317           .07           2,250         10.98          10           8.33
Dean P. Phypers............             50,343            (7)              0          --             0           --
Howard I. Smith............            165,944           .01           1,500          7.32          10           8.33
Thomas R. Tizzio...........            546,054           .04           1,750          8.54          10           8.33
Edmund S.W. Tse............            299,225           .02           1,625          7.93          10           8.33
Jay S. Wintrob.............          1,446,487           .11               0          --             0           --
Frank G. Wisner............              2,250            (7)              0          --             0           --
All Directors and Executive
  Officers of AIG as a Group
  (37 individuals).........         89,430,125          7.15          17,750         86.59          90          75.00

------------

(1) Amounts of equity securities of Starr and SICO shown represent shares as to which the individual has sole voting and investment power. With respect to shares of AIG Common Stock, totals include shares as to which the individual shares voting and investment power as follows:
     Feldstein -- 8,437 shares with his wife, E.G. Greenberg -- 34,564 shares with co-trustees, M.R. Greenberg -- 22,965,085 shares with his wife and 61,632 shares with co-trustees, Tizzio -- 242,445 shares with his wife, and all directors and executive officers of AIG as a group -- 24,245,724 shares.

(Footnotes continued from preceding page)
(2) Amount of equity securities shown includes shares of AIG Common Stock subject to options which may be exercised within 60 days as follows:
     Aidinoff -- 28,125 shares, Bentsen -- 45,000 shares, Broad -- 8,708,452 shares, Chia -- 11,250 shares, Cohen -- 28,125 shares, Conable -- 28,125 shares, Feldstein -- 28,125 shares, E.G. Greenberg -- 59,368 shares, M.R. Greenberg -- 793,125 shares, Hills -- 28,125 shares, Hoenemeyer -- 28,125 shares, Matthews -- 298,734 shares, Phypers -- 28,125 shares,
     Smith -- 118,266 shares, Tizzio -- 303,609 shares, Tse -- 143,344 shares, Wintrob -- 826,317 shares, Wisner -- 2,250 shares, and all directors and executive officers of AIG as a group -- 11,859,920 shares.

(3) Amount of shares shown for Mr. M.R. Greenberg does not include 10,633,774 shares held as trustee for the Starr Trust, as to which he disclaims beneficial ownership. Inclusion of these shares would increase the total ownership shown for Mr. M.R. Greenberg by .86 percent.

(4) Amount of equity securities shown also excludes the following securities owned by members of the named individual's immediate family as to which securities such individual has disclaimed beneficial ownership:
     Aidinoff -- 1,219 shares, Matthews -- 11,500 shares, Tizzio -- 29,929 shares, and all directors and executive officers of AIG as a group -- 56,209 shares.

(5) Amount of shares shown for Mr. M.R. Greenberg also excludes 3,569,087 shares owned directly by Starr (representing 24.39 percent of the shares owned directly by Starr) as to which Mr. M.R. Greenberg disclaims beneficial ownership.

(6) As of January 31, 1999, Starr also had outstanding 5,000 shares of Common Stock Class B, a non-voting stock, and 3,838 shares of Preferred Stock, Series X-1. None of the nominees holds such shares. Shares of Starr's Series A through Series Q Preferred Stock and its 5% Subordinated Preferred Stock were held by the nominees as follows on January 31, 1999: Preferred Stock, Series A--M.R. Greenberg (5,000) and Matthews (1,500); Preferred Stock, Series B--M.R. Greenberg (5,000) and Matthews (1,750); Preferred Stock, Series C--M.R. Greenberg (5,000), Matthews (1,750) and Tizzio (125); Preferred Stock, Series D--M.R. Greenberg (5,000), Matthews (1,750) and Tizzio (375); Preferred Stock, Series E--M.R. Greenberg (5,000), Matthews (2,000), Smith (125), Tizzio (625) and Tse (125); Preferred Stock, Series F--M.R. Greenberg (5,000), Matthews (2,000), Smith (250), Tizzio (1,000)
     and Tse (125); Preferred Stock, Series G--M.R. Greenberg (5,000), Matthews (2,250), Smith (375), Tizzio (1,000) and Tse (250); Preferred Stock, Series H--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Smith
     (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series I--E.G. Greenberg (125), M.R. Greenberg (5,000), Matthews (2,250), Smith (500), Tizzio (1,000) and Tse (250); Preferred Stock, Series J--E.G. Greenberg
     (250), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,000) and Tse (500); Preferred Stock, Series K--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250) and Tse (750); Preferred Stock, Series L--E.G. Greenberg (375), M.R. Greenberg (5,000), Matthews (2,250), Smith (625), Tizzio (1,250) and Tse (750);
     Preferred Stock, Series M--E.G. Greenberg (500), M.R. Greenberg (5,000), Matthews (2,250), Smith (750), Tizzio (1,500) and Tse (1,000); Preferred Stock, Series N -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock,
     Series O -- E.G. Greenberg (750), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series P--E.G. Greenberg (1,000), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,000), Tizzio (1,500) and Tse (1,125); Preferred Stock, Series Q -- E.G. Greenberg (1,250), M.R. Greenberg (5,000), Matthews (2,250), Smith (1,250),
     Tizzio (1,750) and Tse (1,125) and 5% Subordinated Preferred Stock--M.R. Greenberg (100). The total outstanding shares were: Preferred Stock, Series A (8,490), Preferred Stock, Series B (8,305), Preferred Stock, Series C (7,750), Preferred Stock, Series D (8,500), Preferred Stock, Series E (9,750), Preferred Stock, Series F (11,125), Preferred Stock, Series G (11,875), Preferred Stock, Series H (12,500), Preferred Stock, Series I (12,875), Preferred Stock, Series J (13,875), Preferred Stock, Series K (14,625), Preferred Stock, Series L (14,625), Preferred Stock, Series M (16,125), Preferred Stock, Series N (17,625), Preferred Stock, Series O (17,625), Preferred Stock, Series P (18,500), Preferred Stock, Series Q (22,250) and 5% Subordinated Preferred Stock (100).

(7) Less than .01%.

     The only person who, to the knowledge of AIG, owns in excess of five percent of the AIG Common Stock is SICO, P.O. Box 152, Hamilton, Bermuda. At January 31, 1999, SICO held 169,666,944 shares, or 13.67 percent of the outstanding AIG Common Stock. The Starr Foundation and Starr (both having executive offices at 70 Pine Street, New York, New York) held 35,821,130 shares and 25,267,841 shares (including 10,633,774 shares held by the C. V. Starr & Co. Inc. Trust), or 2.89 percent and 2.04 percent, respectively, of the outstanding AIG Common Stock on that date.

     At January 31, 1999, the nominees also held options which may be exercised within 60 days with respect to shares of Transatlantic and 20th Century as follows: Transatlantic Common Stock, $1.00 par value: M.R. Greenberg -- 37,500 shares, Matthews -- 18,750 shares, Smith -- 750 shares and Tizzio -- 18,750 shares; 20th Century Common Stock, without par value: Smith -- 12,000 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of AIG Common Stock to file reports concerning their ownership of AIG equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to AIG and certain representations made to AIG, AIG believes that the only filing deficiencies under Section 16(a) by its directors and executive officers during 1998 were one late report filed by Mr. M.R. Greenberg which reflected the transfer of 2,416 shares held in trust directly to the beneficiary of the trust; one late report filed by Mr. Roberts, an honorary director and executive officer of AIG, reflecting a retirement payout under the SICO Plan (as hereinafter defined) of 357,811 shares; one late report filed by Ms. Shannon, an executive officer of AIG, which reflected the exercise of an employee stock option resulting in the acquisition of 2,451 shares; and two late reports filed by Mr. Stempel, an honorary director and executive officer of AIG, which reflected the indirect acquisition of 2,093 shares owned by his wife upon his marriage and the acquisition of 21,794 shares pursuant to the SICO Plan.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of AIG or its subsidiaries do not receive fees for service on the Board or the committees. Each other director of AIG receives director's fees of $15,000 per year, plus $1,500 for each Board meeting attended. An annual fee of $3,500 is paid to each member of each committee of the Board. Members of each committee also receive $1,500 for each committee meeting attended. In addition, directors who are not employees of AIG or its subsidiaries each purchase 1,012 shares of AIG Common Stock per year, for which they are reimbursed by AIG. Certain directors who are not employees of AIG also serve as directors of various subsidiaries of AIG and receive fees for their service in that capacity.

     Mr. Aidinoff is Senior Counsel to the law firm of Sullivan & Cromwell, which in 1998 provided legal services to AIG and its subsidiaries, receiving normal fees for services rendered. Mr. Chia has received $600,000 in payments from AIG during 1998 for services provided pursuant to a consulting arrangement, which arrangement was terminated as of December 31, 1998. Mrs. Hills has entered into a consulting arrangement on trade issues with AIG through Hills & Company, whereby she provides services to AIG.

     The following Summary Compensation Table sets forth the compensation accrued for services in all capacities to AIG and its subsidiaries by M.R. Greenberg, the Chairman and Chief Executive Officer of AIG, and the other four most highly compensated executive officers of AIG at December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                 COMPENSATION
                                            ANNUAL COMPENSATION      -------------------------------------
            NAME AND                      -----------------------          AWARDS               SICO            ALL OTHER
       PRINCIPAL POSITION          YEAR     SALARY       BONUS        STOCK OPTIONS(#)     LTIP PAYOUTS(1)   COMPENSATION(2)
       ------------------          ----     ------       -----        ----------------     ---------------   ---------------
M.R. Greenberg...................  1998   $1,000,000   $5,000,000(3)       100,000           $15,460,000       $   10,000
Chairman and Chief                 1997    1,000,000    3,650,000(3)       112,500(5)           --                  6,923
  Executive Officer                1996    1,000,000    3,150,000(4)       112,500(6)         10,825,000            9,500
T.R. Tizzio......................  1998      606,623      530,000           15,000             6,184,000           10,000
Senior Vice Chairman --            1997      556,623      530,000           30,000(5)           --                  7,680
  General Insurance                1996      506,624      470,000           45,000(6)          3,788,750            9,500
E.E. Matthews....................  1998      617,500      435,000           25,000             4,638,000           10,000
Vice Chairman -- Investments       1997      566,923      410,000           30,000(5)           --                  7,957
  and Financial Services           1996      516,924      470,000           45,000(6)          3,788,750            9,500
E.S.W. Tse.......................  1998      402,455      367,157           25,000             3,092,000           50,368
Vice Chairman --                   1997      352,942      348,824           30,000(5)           --                 44,118
  Life Insurance                   1996      302,942      292,500           33,750(6)          1,732,000        2,901,648
E.G. Greenberg...................  1998      482,692      340,000           35,000             3,092,000           10,000
President and Chief                1997      328,846      310,000           37,500(5)           --                  9,500
  Operating Officer                1996      256,731      194,000           33,750(6)          1,299,060          --

---------------
(1) The LTIP payouts will be made by SICO pursuant to its Deferred Compensation Profit Participation Plan (the "SICO Plan") and will not be paid by or charged to AIG. Amounts shown do not represent actual payments. Payments do not begin until the employee retires after reaching age 65. Payments are subject to forfeiture in the event of a voluntary termination prior to age
    65. Amounts shown in 1996 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1996 ($48.11), of shares of AIG Common Stock allocated with respect to the January 1, 1995 to December 31, 1996 period but not distributed under the SICO Plan. Amounts shown in 1998 represent the value, based on the closing sale price of AIG Common Stock on December 31, 1998 ($96.625), of shares of AIG Common Stock allocated with respect to the January 1, 1997 to December 31, 1998 period but not distributed under the SICO Plan. The SICO Plan came into being in 1975 when the voting shareholders and Board of Directors of SICO, a private holding company whose principal asset consists of AIG Common Stock, decided that a portion of the capital value of SICO should be used to provide an incentive plan for the current and succeeding managements of all American International companies, including AIG. Participation in the SICO Plan by any person, and the amount of such participation, is at the sole discretion of SICO's Board of Directors, and none of the costs of the various benefits provided under such plan is charged to or absorbed by AIG. The SICO Plan provides that shares may be set aside by SICO for the benefit of the participant and distributed upon retirement. The SICO Board of Directors may permit an early pay-out of units under certain circumstances, but none of the individuals named in the Summary Compensation Table is eligible for such early pay-out with respect to units awarded to them. Prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age. In addition, SICO's Board of Directors may elect to pay a participant cash in lieu of shares of AIG Common Stock. In March, 1997, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1994 with respect to the January 1, 1995 to December 31, 1996 period. The values shown for the year 1996 represent the number of AIG shares allocated to named executive officers as follows: M.R. Greenberg -- 225,000 shares;
    Tizzio -- 78,750 shares; Matthews -- 78,750 shares; Tse -- 36,000 shares; and E.G. Greenberg -- 27,000 shares. In March, 1999, a determination was made as to the number of AIG shares allocable to the accounts of the participants in the SICO Plan with respect to units awarded in December, 1996 with respect to the January 1, 1997 to December 31, 1998 period. The values shown for the year 1998 represent the number of AIG shares allocated to named executive officers as follows: M.R. Greenberg -- 160,000 shares; Tizzio -- 64,000 shares; Matthews -- 48,000 shares; Tse -- 32,000 shares; and E.G. Greenberg -- 32,000 shares. All 1996 share amounts and sale prices are adjusted to reflect the stock splits effected as 50 percent stock dividends in July, 1997 and July, 1998.
(2) Amounts shown for Messrs. M.R. Greenberg, Tizzio, Matthews and E.G. Greenberg represent matching contributions under AIG's 401(k) Plan. Amounts shown for Mr. Tse reflect contributions by AIG to the American International Companies (Hong Kong) Staff Provident Plan and, in 1996, includes approximately $2.86 million, which represents the difference between the purchase price and the fair market value of a residential property sold by American International Assurance Company, Limited, a wholly-owned subsidiary of AIG ("AIA"), to Mr. Tse in December 1996. AIA is entitled to repurchase the property at the purchase price plus interest if Mr. Tse leaves AIA's employment prior to retirement at normal retirement age other than upon death, disability, or early retirement with the consent of AIA.
(3) Paid pursuant to the Chief Executive Officer Compensation Plan approved by the Shareholders in May, 1997.
(4) Paid pursuant to the Chief Executive Officer Performance Based Compensation Plan approved by the shareholders in May, 1994.
(5) Adjusted to reflect stock split effected as a 50 percent stock dividend in July, 1998.
(6) Adjusted to reflect stock splits effected as 50 percent stock dividends in July, 1997 and July, 1998.

     The following table summarizes certain information with respect to grants of options to purchase AIG Common Stock which were granted during 1998 to the five individuals named in the Summary Compensation Table, to all executive officers of AIG as a group, and to all employees.

                             OPTION GRANTS IN 1998

                                                                                      POTENTIAL REALIZABLE VALUE* AT
                                            PERCENTAGE OF                                 ASSUMED ANNUAL RATES OF
                                            TOTAL OPTIONS                              STOCK PRICE APPRECIATION FOR
                                  OPTIONS    GRANTED TO     EXERCISE                            OPTION TERM
                         DATE     GRANTED     EMPLOYEES       PRICE      EXPIRATION   -------------------------------
        NAME           OF GRANT     (1)      DURING 1998    PER SHARE       DATE       5 PERCENT(2)    10 PERCENT(3)
        ----           --------   -------   -------------   ---------    ----------    ------------    -------------
M.R. Greenberg.......  12/14/98   100,000       10.82        $87.25       12/14/08     $  5,487,106     $ 13,905,403
T.R. Tizzio..........  12/14/98    15,000        1.62         87.25       12/14/08          823,066        2,085,810
E.E. Matthews........  12/14/98    25,000        2.70         87.25       12/14/08        1,371,776        3,476,351
E.S.W. Tse...........  12/14/98    25,000        2.70         87.25       12/14/08        1,371,776        3,476,351
E.G. Greenberg.......  12/14/98    35,000        3.79         87.25       12/14/08        1,920,487        4,866,891
All Executive
  Officers of AIG as
  a Group (25
  individuals).......   Various   267,100       28.90         87.29(4)     Various       14,662,446       37,157,518
All Employees........   Various   924,219         N/A         87.47(4)     Various       50,841,287      128,836,129
All Shareholders
  Stock
  Appreciation(5)....    N/A        N/A           N/A         N/A           N/A        $63.8 billion   $161.7 billion
All Unaffiliated
  Shareholders Stock
  Appreciation(5)....    N/A        N/A           N/A         N/A           N/A        $45.0 billion   $114.2 billion

---------------

  * Options would have no realizable value if there were no appreciation or if there were depreciation from the price at which the options were granted.

(1) All options were granted pursuant to the 1991 Employee Stock Option Plan at an exercise price equal to the fair market value of such stock at the date of grant. The option grants provide that 25 percent of the options granted on any date become exercisable on each anniversary date in each of the successive four years.

(2) Appreciated price would be $142.12 per share for the individuals named, $142.19 per share for all executive officers and a weighted average of $142.48 per share for all employees.

(3) Appreciated price would be $226.30 per share for the individuals named, $226.41 per share for all executive officers and a weighted average of $226.87 per share for all employees.

(4) Weighted average exercise price per share.

(5) Calculated using the 1,049,729,250 shares of AIG Common Stock outstanding at December 31, 1998.

     The following table summarizes certain information with respect to the exercise of options to purchase AIG Common Stock during 1998 by the five individuals named in the Summary Compensation Table and the unexercised options to purchase AIG Common Stock held by such individuals at December 31, 1998.

      AGGREGATED OPTION EXERCISES DURING THE YEAR ENDED DECEMBER 31, 1998
                      AND DECEMBER 31, 1998 OPTION VALUES

                                                       NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                            OPTIONS AT             IN-THE-MONEY OPTIONS
                           SHARES                        DECEMBER 31, 1998        AT DECEMBER 31, 1998(2)
                         ACQUIRED ON      VALUE      -------------------------   -------------------------
         NAME             EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            -----------   -----------   -------------------------   -------------------------
M.R. Greenberg.........    126,562     $9,737,807         793,125/268,750         $56,009,462/$7,346,093
T.R. Tizzio............     43,639      3,467,256         303,609/ 68,437          21,470,144/ 2,260,558
E.E. Matthews..........     37,968      2,462,505         298,734/ 78,437          21,301,428/ 2,354,308
E.S.W. Tse.............      9,492        731,111         143,344/ 69,999           9,512,701/ 1,929,639
E.G. Greenberg.........      3,163        244,720          59,368/ 82,811           3,358,456/ 2,012,307

---------------

(1) Aggregate market value on date of exercise (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

(2) Aggregate market value on December 31, 1998 (closing sale price as reported in the New York Stock Exchange Composite Transactions Report) less aggregate exercise price.

     The following table summarizes certain information with respect to benefits that the proxy rules classify as granted under Long-Term Incentive Plans which were granted during 1998 (with respect to the 1999-2000 period) to the five individuals named in the Summary Compensation Table.

              SICO LONG-TERM INCENTIVE PLANS -- AWARDS IN 1998(1)

                    NAME                      NUMBER OF UNITS    PERFORMANCE PERIOD    ESTIMATED FUTURE PAYOUTS
                    ----                      ---------------    ------------------    ------------------------
M. R. Greenberg..............................     10,000           Two years                160,000 shares
T. R. Tizzio.................................      4,000           Two years                 64,000 shares
E. E. Matthews...............................      3,500           Two years                 56,000 shares
E.S.W. Tse...................................      3,500           Two years                 56,000 shares
E. G. Greenberg..............................      4,000           Two years                 64,000 shares

------------

(1) Awards represent grants of units under the SICO Plan described in Note 1 to the Summary Compensation Table with respect to the two-year period from January 1, 1999 through December 31, 2000. The SICO Plan contains neither threshold amounts nor maximum payout limitations. The number of shares of AIG Common Stock allocated to a unit upon payout is based on a percentage selected by SICO's Board of Directors of between 20 percent and 100 percent of the increase of SICO's retained earnings attributable to the AIG Common Stock held by SICO over the two-year period. As a result, the number of shares to be allocated with respect to units held for the 1999-2000 period and the value of such shares cannot be determined at this time. The number of shares shown under "Estimated Future Payouts" represent the number of shares allocable to the named individuals based upon the units awarded to them for the 1999-2000 period, assuming the percentage selected by the SICO Board of Directors and the increase in SICO's retained earnings for the 1999-2000 period were the same as those used to allocate the shares of AIG Common Stock for the 1997-1998 period. As noted in the description of the SICO Plan in Note 1 to the Summary Compensation Table, prior to pay-out, the participant is not entitled to vote, dispose of or receive dividends with respect to such shares, and the shares are subject to forfeiture under certain conditions, including but not limited to the participant's voluntary termination of employment with AIG prior to normal retirement age.

     In order to facilitate the performance of their management responsibilities, AIG provides to the individuals named in the Summary Compensation Table automobiles and drivers and to these individuals and other officers and employees the use of a yacht and corporate aircraft, club memberships, recreational opportunities and clerical and investment management services. These facilities are provided for use for business purposes and the costs thereof are considered ordinary and necessary business expenses of AIG. Any personal benefit any of these persons may have derived from the use of these facilities or from the services provided is regarded as incidental and the amount thereof has therefore not been included in the compensation shown in the Summary Compensation Table. See footnote 2 to the Summary Compensation Table for a discussion of Mr. Tse's purchase of a residential property from AIA. In connection with his employment and relocation to New York, AIG has paid certain expenses involved with Mr. Wisner's purchase of a cooperative apartment and provided credit support for his mortgage. During 1998, Mr. Martin Sullivan, an executive officer, held a mortgage loan from AIG in connection with his relocation from London to New York. The maximum amount of such loan outstanding during 1998 and at January 31, 1999 was $285,375 at an interest rate of 5.73 percent per annum.

     Messrs. E.G. Greenberg, M.R. Greenberg, Matthews, Smith, Tizzio and Tse or certain of them, are directors and officers of SICO, directors and members of the Starr Foundation and directors and officers of Starr. These individuals also receive compensation as officers of Starr for services rendered to Starr as well as compensation from SICO for services rendered to SICO. These services are not considered to detract materially from the business time of these individuals available for AIG matters and such compensation is not included in the compensation for services to AIG shown in the Summary Compensation Table.

     AIG maintains a policy of directors and officers liability insurance for itself, its directors and officers, its subsidiaries, and their directors and officers. The premium for the year ending May 24, 1999 is approximately $1,889,000, including coverage for the inclusion of SunAmerica commencing January 1, 1999.

PENSION BENEFITS

     Through March 31, 1985, when such plan was terminated, employees of AIG and its subsidiaries who are citizens of the United States or non-citizens working in the United States were covered under the American International Group, Inc. Pension Plan, a contributory, qualified, defined benefit plan ("Original Pension Plan"). The annual pension for a participant was equal to 1.75% of Average Final Compensation multiplied by years of credited service as a participant (up to 40 years) less 1.4286% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). Average Final Compensation was defined as the average annual compensation of a participant during the 3 consecutive years in the last 10 years of his credited service affording the highest such average, or during all of the years of his credited service if less than 3 years. Benefits were paid monthly during the life of the participant, or, if applicable, during the joint lives of the participant and his contingent annuitant. The annual retirement allowance for participants with at least 10 years of credited service was not less than 50% of 1.75% of Average Final Compensation, multiplied by years of credited service, or $1,200, whichever was greater. On April 1, 1985, a new non-contributory, qualified, defined benefit plan ("Current Retirement Plan") was established, with provisions substantially the same as the Original Pension Plan, except for the non-contributory feature and except that in the annual pension formula described above, 1.25% of Average Final Compensation is multiplied by years of credited service as a participant (up to 44 years) less 1.25% of his Social Security Benefit multiplied by years of credited service (limited to 35 years). The 1.25% of Average Final Compensation is also used in the determination of the minimum retirement allowance. Effective January 1, 1989, the Current Retirement Plan formula changed in accordance with government mandated regulations from a Social Security offset to a Social Security integration method of computation where the offset is the average of the final three years' compensation but no greater than 150% of the employee's "covered compensation" (the average of the Social Security Wage bases during the 35 years preceding the Social Security retirement age) times credited service up to 35 years, multiplied by an applicable Social Security retirement age factor. For employees terminating from active service after January 1, 1993, the benefit formula for credited service on and after April 1, 1985 changed from 1.25% to 1.35% of Average Final Compensation. Effective January 1, 1996, the Current Retirement Plan formula now equals 1.25% times Average Final Compensation up to 150% of the employee's "covered compensation" plus 1.75% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service prior to April 1, 1985 (up to 35 years) plus 1.75% times Average Final Compensation times years of credited service in excess of 35 years but limited to 40 years; plus .925% times Average Final Compensation up to 150% of the employee's "covered compensation", plus 1.425% times Average Final Compensation in excess of 150% of "covered compensation" times years of credited service after April 1, 1985 (up to 35 years), plus 1.425% times Average Final Compensation times years of credited service in excess of 35 years but limited to 44 years.

     As a result of the termination of the Original Pension Plan, all benefits accruing to the termination date became vested regardless of an employee's years of service and annuities were purchased for benefits payable under that plan. AIG was entitled to receive the surplus remaining in the Original Pension Plan, other than the portion of the surplus attributable to employee contributions.

     The AIG savings plan ("401(k) Plan") for employees provides for salary reduction contributions by employees and matching contributions by AIG. The retirement benefits for most employees who participate in both the Current Retirement Plan and the 401(k) Plan will be substantially greater than the benefits which would have been received under the Original Pension Plan.

     Annual amounts of normal retirement pension commencing at normal retirement age of 65 based upon Average Final Compensation and credited service under the Current Retirement Plan and a supplemental retirement plan (the "Supplemental Plan") are illustrated in the following table:

                       ESTIMATED ANNUAL PENSION AT AGE 65

                                  TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE                  ---------------------------------------------------
FINAL COMPENSATION                   10 YEARS          15 YEARS          20 YEARS
------------------                ---------------   ---------------   ---------------
  $  125,000....................  $        13,740   $        28,740   $        43,740
  $  150,000....................           19,740            37,740            55,740
  $  175,000....................           25,740            46,740            67,740
  $  200,000....................           31,740            55,740            79,740
  $  225,000....................           37,740            64,740            91,740
  $  250,000....................           43,740            73,740           103,740
  $  300,000....................           55,740            91,740           127,740
  $  375,000....................           73,740           118,740           163,740
  $  400,000....................           79,740           127,740           175,740
  $  500,000....................          103,740           163,740           223,740
  $  750,000....................          163,740           253,740           343,740
  $1,000,000....................          223,740           343,740           463,740
  $1,375,000....................          313,740           478,740           643,740

                          TOTAL YEARS OF CREDITED SERVICE AS A PLAN PARTICIPANT
  3 YEAR AVERAGE    ---------------------------------------------------------------------
FINAL COMPENSATION     25 YEARS          30 YEARS          35 YEARS          40 YEARS
------------------  ---------------   ---------------   ---------------   ---------------
  $  125,000......  $        58,740   $        58,740   $        58,740   $        58,740
  $  150,000......           73,740            73,740            73,740            73,740
  $  175,000......           88,740            88,740            88,740            88,740
  $  200,000......          103,740           103,740           103,740           103,740
  $  225,000......          118,740           118,740           118,740           118,740
  $  250,000......          133,740           133,740           133,740           133,740
  $  300,000......          163,740           163,740           163,740           163,740
  $  375,000......          208,740           208,740           208,740           208,740
  $  400,000......          223,740           223,740           223,740           223,740
  $  500,000......          283,740           283,740           283,740           283,740
  $  750,000......          433,740           433,740           433,740           433,740
  $1,000,000......          583,740           583,740           583,740           583,740
  $1,375,000......          808,740           808,740           808,740           808,740

------------
     With respect to the individuals named in the Summary Compensation Table, other than Mr. Tse, their respective years of credited service (under both plans) through December 31, 1998 are as follows: M.R. Greenberg--38 years; Tizzio--30.7 years; Matthews--25.2 years; and E.G. Greenberg--16.2 years. Pensionable salary includes the regular salary paid by AIG and its subsidiaries and does not include amounts attributable to supplementary bonuses or overtime pay. For such named individuals, pensionable salary during 1998 was as follows:
M.R. Greenberg--$1,000,000; Tizzio--$609,718; Matthews--$620,866; and E.G.
Greenberg--$486,731.

     During 1986, AIG adopted the Supplemental Plan to provide additional retirement benefits to designated executives and key employees. Under the Supplemental Plan, annual benefits, not to exceed 60% of Average Final Compensation, accrue at a rate of 2.4% of Average Final Compensation for each year of service or fraction thereof for each full month of active employment. The benefit payable under the Supplemental Plan is reduced by payments from the Original Pension Plan, the Current Retirement Plan, Social Security Benefit and any payments from a qualified pension plan of a prior employer. Messrs. E.G. Greenberg, M.R. Greenberg, Matthews, Smith and Tizzio were participants in the Supplemental Plan at December 31, 1998. Federal legislation limits the benefits which may be payable from the Current Retirement Plan. Effective January 1, 1991, the Supplemental Plan was amended to provide a benefit to most Current Retirement Plan participants in an amount equal to the reduction in the benefit payable as a result of the Federal limitation.

     Mr. Tse participates in the American International Companies (Hong Kong) Staff Provident Plan, a defined contribution plan which requires employee contributions of five percent of salary. Contributions to this plan by AIG vary based on employee service. During 1998, AIG contributed 12.5 percent of Mr. Tse's pensionable salary of $402,942 to the plan based on his 37.7 years of service.

CERTAIN TRANSACTIONS

     Certain transactions in 1998 effected in the ordinary course of business between AIG and its subsidiaries and SICO and Starr are summarized in the following table:

                                                                  SICO              STARR
                                                                  AND                AND
                                                              SUBSIDIARIES      SUBSIDIARIES
                                                              ------------      -------------
                                                                      (in thousands)
AIG and Subsidiaries Paid:
  For production of insurance business*.....................  $        --       $      45,500
  For services (at cost)**..................................        1,200                  --
  Rentals...................................................        3,800                  37
AIG and Subsidiaries Received:
  For services (at cost)**..................................          700               9,400
  Rentals...................................................          100               3,600

------------
 *From these payments, which constituted approximately 39% of Starr's gross revenues for the year, Starr is required to pay its operating expenses and commissions due originating brokers. The amounts are paid at terms available to unaffiliated parties, and represent approximately 0.1% of the gross revenues of AIG.

**These services are provided and obtained at a cost which, in the opinion of the management of AIG, does not exceed the cost of obtaining such services from unaffiliated sources.

     In addition, from time to time, a subsidiary of SICO may assume insurance risks from third party reinsurers which may have assumed risks from AIG subsidiaries.

REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Stock Option and Compensation Committee, currently comprised of Messrs. Cohen, Conable and Hoenemeyer, is the committee of the Board responsible for establishing the compensation of the Chief Executive Officer and setting policy for compensation at the senior levels of AIG, as well as administering AIG's various employee stock option plans.

     In determining the compensation which is appropriate for both the Chief Executive Officer and other members of senior management, the Stock Option and Compensation Committee's starting point is AIG's salary administration philosophy, which is to pay within a range that helps meet business objectives while considering external and internal influences and the level of funding allocated to employee compensation. At senior positions, one of the objectives is to pay at a level that allows AIG to attract, retain and motivate key executives by paying them competitively compared to peers within a selected group of major companies in the insurance industry (which includes companies in addition to those in the peer group used for the performance graph presented below) while comparing AIG's performance to the performance of those companies. In so doing, a variety of factors are considered, including the performance of AIG relative to those companies as measured by standards such as net income and its growth over prior periods, return on equity and property and casualty underwriting performance; the level of compensation paid to senior officers within the selected group of companies; the level of individual contribution by these senior officers to the performance of AIG, and, in the case of the Chief Executive Officer, his compensation as a percentage of net income. In determining 1998 compensation, the Committee did not use a specific formula in evaluating the various factors, in determining the specific amount of compensation payable or in determining the allocation of compensation to salary, bonus and stock option grants but believes that such compensation is commensurate with the services rendered. The weight given to each factor with respect to each element of compensation is within the individual discretion and judgment of each member of the Committee. Each member also takes the appropriateness of the entire package into account when evaluating each element of compensation. With respect to the Chief Executive Officer, the bonus was determined based upon 1998 performance goals established by the Committee pursuant to a performance-based compensation plan (the "1997 Plan") adopted and approved by the shareholders in 1997. The 1998 performance goals utilized both return on equity and net income as such terms are defined in the 1997 Plan.

     AIG's after-tax return on equity (excluding capital gains) was 14.1 percent for 1997 and 14.4 percent for 1998. The average after-tax return on equity (excluding capital gains) of AIG's peer group, which is the same as the peer group used for the performance graph presented below, was reported by Conning & Company, a leading insurance research and asset management company, to be 11.9 percent for 1997 and estimated by Conning to be 7.8 percent for 1998, respectively. AIG evaluates underwriting performance on the basis of the combined ratio (which is the sum of the statutory loss ratio and the statutory expense ratio), a measure of underwriting performance commonly used by property and casualty insurers. AIG's property and casualty underwriting performance for 1997 and 1998, as measured by its combined ratio, exceeded that of AIG's peer group. AIG's combined ratios for 1997 and 1998 were 96.20 and 96.36, respectively, while those for its peer group averaged 103.7 and 107.9, respectively. The total compensation of the Chief Executive Officer for 1998 represented approximately 0.16 percent of net income of AIG for that year. The cash compensation for the executive officers included in the Summary Compensation Table ranked at approximately the 44th percentile when compared to the compensation of executives of the companies included within the peer group for 1997, the last year for which comparable information is publicly available.

     As part of its consideration of the Chief Executive Officer's compensation, the Committee reviewed the successful conclusion of major transactions during the year, including in particular, the SunAmerica acquisition and the investment in the Blackstone Group Holdings, L.P. The Committee also reviewed the activities and accomplishments of the Chief Executive Officer in promoting the long-term interests of AIG through participation in the debate on the future of the financial services and insurance industries, in discussions on trade relations and international affairs and in other similar endeavors.

     On the basis of the general factors set forth above, the Committee determined in 1997 the base salaries and participation in the supplementary bonus program for 1998 and bonuses for 1997 performance, and in 1998, the base salaries and participation in the supplementary bonus program for 1999 and the bonuses for 1998 performance.

     The Committee has recognized, in making these compensation determinations, that AIG has traditionally encouraged long-term strategic management and the enhancement of shareholder value by providing high performing key executives the opportunity for superior capital accumulation over the course of their careers with AIG in the form of stock options. This is a tradition that the Committee believes to have contributed significantly to AIG's considerable success over the years.

     Section 162(m) of the Internal Revenue Code (the "Code") denies a tax deduction to any publicly-held corporation such as AIG for compensation paid to the chief executive officer and four most highly compensated officers of a corporation in a taxable year to the extent that any such individual's compensation exceeds $1,000,000 unless certain requirements for performance-based compensation are satisfied. It is currently the intention of AIG that all compensation for the Chief Executive Officer in excess of $1,000,000 will be performance-based and therefore will be deductible in accordance with Section 162(m). Bonus payments to the Chief Executive Officer for 1998 pursuant to the 1997 Plan will be deductible by AIG for federal income tax purposes.

     No member of the Committee is a former or current officer or employee of AIG or any of its affiliated companies or is receiving compensation from AIG in any capacity other than as a director of AIG and certain of its subsidiaries or as a committee member of a committee of directors.

                                         Stock Option and Compensation Committee
                                              American International Group, Inc.

                                              Marshall A. Cohen
                                              Barber B. Conable, Jr.
                                              Frank J. Hoenemeyer

PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on AIG Common Stock for a five year period (December 31, 1993 to December 31, 1998) with the cumulative total return of the Standard & Poor's 500 stock index (which includes AIG) and a peer group of companies (the "Peer Group") consisting of six multi-line or property/casualty insurance companies to which AIG has traditionally compared its business and operations: Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, Hartford Financial Services Group, Inc. (formerly known as ITT Hartford Group, Inc.) and The St. Paul Companies. The Performance Graphs for the years prior to 1996 included Aetna Life & Casualty Company, which was acquired by The Travelers Corporation. The Performance Graphs for the years prior to 1998 included General Re Corporation, which was acquired by Berkshire Hathaway, Inc. The Performance Graphs for the years prior to 1998 included USF&G Corporation, which was acquired by The St. Paul Companies. Hartford Financial Services Group, Inc. was not included in the Performance Graphs for years prior to 1996 because prior to becoming a publicly-traded company in December 1995, it was included in ITT Corporation, and AIG did not believe that ITT Corporation was comparable to AIG in its overall business and operations. In light of the lack of any historical trading information with respect to Hartford Financial Services Group, Inc., the addition of Hartford Financial Services Group, Inc. to the Peer Group had no impact on the returns set forth below, other than on the returns for the years ended December 31, 1996 through 1998. Dividend reinvestment has been assumed and, with respect to companies in the Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization.

                       FIVE YEAR CUMULATIVE TOTAL RETURNS

                  VALUE OF $100 INVESTED ON DECEMBER 31, 1993

                                                           AIG                    S&P 500 INDEX                PEER GROUP
                                                           ---                    -------------                ----------
Dec 93                                                   100.00                      100.00                      100.00
Dec 94                                                   112.21                      101.32                       98.77
Dec 95                                                   159.50                      139.40                      145.64
Dec 96                                                   187.35                      171.40                      173.54
Dec 97                                                   283.16                      228.59                      229.89
Dec 98                                                   378.29                      293.91                      225.76

                         II.  SELECTION OF ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the employment of PricewaterhouseCoopers LLP as independent accountants of AIG for 1999. That firm has no direct or indirect financial interest in AIG or any of its parents or subsidiaries. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     Approval of the selection of accountants requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote FOR the proposal to employ PricewaterhouseCoopers LLP.

                           III.  SHAREHOLDER PROPOSAL

     The Presbyterian Church (U.S.A.), 100 Witherspoon Street, Louisville, Kentucky 40202, which states that it owns 146,022 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

         "AMERICAN INTERNATIONAL GROUP INDEPENDENT NOMINATING COMMITTEE

WHEREAS, American International Group has, as a practical matter, no Nominating Committee, the full Board acting on the recommendation of the Executive Committee, most of whom are top management officials of American International Group;

WHEREAS, we believe our company would benefit from the leadership of directors who have been nominated through an independent process;

WHEREAS, two of the three elected to the Board since 1996 have been employees of the company;

WHEREAS, we believe the creation of a Nominating Committee composed of independent directors would strengthen the possibility of having directors who will bring a fresh and independent viewpoint when needed to the deliberations of our Board;

THEREFORE, resolved that the Board of Directors create a Nominating Committee of at least four members. All members of the Nominating Committee shall be independent directors who:

          1. have not been executives of the company or its affiliates during the last five years.

          2. are not, and have not been, members of organizations that are among the company's paid advisors or consultants,

          3. are not employed by significant customers or suppliers,

          4. do not, and did not, have personal services contracts with the company,

          5. are not employed by tax-exempt organizations that receive significant contributions from the company,

          6. are not relatives of any management of the company,

          7. are not officers of corporations on which the Chairman, CEO, President, or any other officer of American International Group serves as a director.

                              SUPPORTING STATEMENT

     We believe that directors who are free of any relationships which might influence or preclude their ability to exercise oversight of management and operations when needed are beneficial to a corporation. Such independence can serve the shareholders in numerous ways including resolution of conflicting views within management, or raising financial, public policy or corporate policy and practice issues, such as equal employment opportunity and workforce diversity, which need addressing.

     Corporate leaders and institutional investors recognize the value of independence. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

     A Nominating Committee composed solely of independent directors would remove any question that candidates for the Board had been selected only by the current management. The use of the AIG Executive Committee, most of whose members are current management, to initially screen possible board members may result in a Board with independent, impartial directors. This is not guaranteed, however. The adoption of this proposal would establish an unclouded process, and insure that candidates are proposed through a thoroughly independent, objective process. We ask for your support."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. Your current Board and its predecessors have led AIG to prosperity and growth in value for all shareholders; AIG's long-term performance has consistently outpaced that of its competitors. Your Board of Directors does not believe that there would be any demonstrable improvement in the composition of the Board or the performance of AIG if the proposal were to be adopted. Your Board of Directors stresses the complete participation of all members in the Board decision-making process, without distinction based on employee or independent status. Your Board believes that the views of management are critically important to the nominating process at AIG, where management directors have substantial personal ownership of AIG shares and their interests as shareholders are entirely consistent with those of nonaffiliated shareholders. There is no justification for excluding this substantial interest from the nominating process. Because in practice your Board serves as a committee of the whole in determining nominees for membership, the views of the independent directors, who comprise a majority of the Board, are well represented. Any member of the Board can present names for consideration, and no action is taken on any candidate until that candidate is discussed with each non-employee member of the Board. In sum, your Board of Directors believes that its existing policies and practices with respect to the nominating process have resulted in significant benefit to both AIG and its shareholders, and that the suggested changes are neither necessary nor appropriate. Therefore, your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

                           IV.  SHAREHOLDER PROPOSAL

     Christian Brothers Investment Services, Inc., 675 Third Avenue, 31st Floor, New York, New York 10017-5704, which states that it owns 27,975 shares of AIG Common Stock, has notified AIG in writing that it intends to present a resolution for action by the shareholders at the Annual Meeting. Foundation for Deep Ecology, 1555 Pacific Avenue, San Francisco, California 94109; The Congregation of the Holy Cross, Southern Province, 2111 Brackenridge Street, Austin, Texas 78704-4322; the Domini Social Equity Fund and the Domini Institutional Social Equity Fund, 11 West 25th Street, 7th Floor, New York, New York 10010-2001; the Sisters of Charity of the Incarnate Word Health Care System, 2600 North Loop West, Houston, Texas 77092; The Mercy Consolidated Asset Management Program, 20 Washington Square North, New York, New York 10011; the Women's Equity Mutual Fund, 625 Market Street, 16th floor, San Francisco, California 94105; Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, California 94111-1024; Immaculate Heart Missions, Inc., 4651 North 25th Street, Arlington, Virginia 22207; the Sisters of St. Ursula, Linwood, 139 South Mill Road, Rhinebeck, New York 12592; The Corporation of the Convent of the Sisters of Saint Joseph, Chestnut Hill, 9701 Germantown Avenue, Philadelphia, Pennsylvania 19118; the Unitarian Universalist Association of Congregations, 25 Beacon Street, Boston, Massachusetts 02108; the Sisters of St. Dominic, 496 Western Highway, Blauvelt, New York 10913-2097; the Women's Division of the General Board of Global Ministries of the United Methodist Church, 475 Riverside Drive, New York, New York 10115; and United States Trust Company of Boston, 40 Court Street, Boston, Massachusetts 02108, who state that they hold 4,500 shares, 1,125 shares, 160,750 shares, 41,662 shares, 225 shares, 900 shares, 105,100 shares, 300 shares, 600 shares, 43,275 shares, 14,100 shares, 3,075 shares, 14,382 shares, and over 75,000 shares, respectively, of AIG Common Stock, have notified AIG that they are joining as proponents of the resolution to be proposed by the Christian Brothers Investment Services, Inc. The text of the resolution and the supporting statement submitted by the sponsors are as follows:

                          "BOARD INCLUSIVENESS REVIEW

     Employees, customers, and stockholders reflect a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and marketplace of the Twenty-first Century if our company is going to remain competitive.

     The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of S&P 500 companies revealed that ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

     The Investor Responsibility Research Center (IRRC) reports that in 1996, representation at senior management levels was only at 12 percent for the over 39,000 companies required to submit the EEO-1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

     If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. Sun Oil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): "Often what a woman or minority person can bring to the board is some perspective a company has not had before -- adding some modern-day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce."

     We believe that the judgement and perspectives of a more diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching value to board inclusiveness, since the board is responsible for representing shareholder interests. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for "diversity of directors by experience, sex, age, and race."

     We, therefore, urge our company to enlarge its search for qualified board members.

     RESOLVED: Shareholders request that

     1. The company make available to shareholders, at reasonable expense, a report four months from the date of the annual meeting, which includes a description of:

        -- Efforts to encourage diversified representation on the board;

        -- Criteria for board qualification;

        -- The process of selecting board nominees, and board committee members;

        -- A public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and the time line expected to move in that direction.

     2. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. In the selection of candidates for Board membership, your Board seeks to select and recommend the best qualified persons based upon their individual talents, experience and abilities without regard to race, religion, national origin or gender. In your Board of Directors' judgment, providing reports or establishing formalistic procedures and arbitrary deadlines would not enhance the current Board selection process and would therefore not serve shareholder interests.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

                            V.  SHAREHOLDER PROPOSAL

     The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, who state that they own 4,499 shares of AIG Common Stock, has notified AIG in writing that they intend to present a resolution for action by the shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsor are as follows:

                       "EQUAL EMPLOYMENT DIVERSITY REPORT

     Equal employment is a key issue for shareholders. The bipartisan Glass Ceiling Commission Study released in 1995 explains that a positive diversity record has a positive impact on the bottomline. This study is important for shareholders because it shows how many corporations in the United States select for advancement from less than 50 percent of the total talent available in our work force.

     - Women and minorities comprise 57 percent of the work force, yet represent only 3 percent of executive management positions.

     - Women who were awarded more than half of all master degrees represent less than 5 percent of senior-level management positions.

     These statistics show the limits placed on selecting the most talented people for top management positions.

     Workplace discrimination has created a significant burden for shareholders. Recently, companies including Shoney's Incorporated, Denny's, and Hughes Aircraft have posted multi-million dollar losses as a result of settling various discrimination lawsuits. In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott. In 1998 Smith Barney agreed to spend $15 million on diversity programs to settle a case brought by plaintiffs charging sexual harassment. The high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination allegations make this issue a high priority for stakeholders.

     More than 150 major employers publicly report on work force diversity to their shareholders. Primary examples are Disney/ABC Commitment Report, USAir Affirming Workplace Diversity Report, Intel Diversity Report, Monsanto Diversity Report, and Texaco Diversity Report. These companies and many other regularly provide reports describing diversity progress and challenges. Often companies will also include this information in their annual reports.

     RESOLVED: Shareholders request our company prepare a report at reasonable cost, which should exclude confidential information. This report shall be made available to shareholders and employees four months from the date of the annual meeting and shall include:

     1. A chart identifying employees by sex and race in each of the nine major EEOC defined job categories for 1996, 1997 and 1998, listing actual numbers and percentages in each category.

     2. A summary description of any Affirmative Action policies and programs to improve performance, including job categories where women and persons of color are underutilized. This description should include any policies and programs specifically oriented toward increasing the number of managers who are qualified females and/or belonging to ethnic minority groups, summarizing the current numbers of persons by race and gender in management.

     3. A general description of how our company publicizes its affirmative actions policies and programs to merchandise suppliers and service providers.

     4. A description of any policies and programs directing the purchase of goods and services to minority and/or female owned business enterprises.

     5. A report on any material litigation in which the company is involved concerning race, gender or the physically challenged."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. AIG is fully committed to providing equal employment opportunity and complying with equal employment laws. It is AIG's policy to recruit, hire, train and promote into all job levels the most qualified applicants without regard to race, color, religion, sex, national origin, age, handicap or veteran status. All employees at every level are judged only on the basis of their contribution to the company with emphasis placed on qualities such as imagination, initiative and integrity. Your Board of Directors believes that the key to non-discrimination is a qualitative rather than a quantitative methodology.

     Your Board of Directors urges a vote against this proposal. The goal of equal employment opportunity is worthy; it is also one to which AIG has always been committed. In your Board of Directors' judgment, providing reports is not the appropriate approach and would not enhance AIG's efforts to provide equal opportunity.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

                           VI.  SHAREHOLDER PROPOSAL

     John Jennings Crapo, P.O. Box 400151, Cambridge, Massachusetts 02140-0002, who states that he owns 105 shares of AIG Common Stock, has notified AIG in writing that he intends to present a resolution for action by the Shareholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the sponsor are as follows:

                             "SHAREHOLDER PROPOSAL

     IT IS REQUESTED THE AMERICAN INTERNATIONAL GROUP, INC. (the "Corporation") shall hold no account of any public or private entity of The Confederation of Suisse ("Switzerland") nor provide any other correspondent banking or insurance services such as transmission of funds for entities of Switzerland.

     SHAREHOLDER REASONS

     It has been nearly sixty-five years since the expiration by death of German Chief of State Field Marshall Paul Von Hindenburg and the Nazi seizure of total Governmental Power in Germany with Herr Adolph Hitler as CEO of the regime and the abolition of free speech and assembly and the genesis of a very long series of persecutions climaxed by the homicides of many millions of Jews and others.

     In this nation (the United States of America) in the heart of Dixie when the State of Alabama attempted to suppress the boycott of segregated busses by African-Americans and others by intimidation by refusing to permit alternative transportation by companies licensed to sell insurance in said Alabama, Lloyds of London provided the insurance to the vehicles which provided the freedom riders transportation. This statement was a positive enunciation of the positive values of business.

     Switzerland had during the horrors of World War Two had pretended neutrality between and among the belligerents but clandestinely plundrered Jewish Assets. Nearly fifty-four years since the suicide of Herr Hitler, financial institutions of Switzerland have refused to settle claims by Jewish survivors, other survivors, and the heirs and legatees of the former and the last. Average age of Holocaust victims is age eighty-three.

     The savage cruelty and denial of fundamental human rights, the homocides and other barbarity of the Governments of the Third Reich and it's client states which included Austria and much of Nazi occupied Europe and the Kingdom of Italy and the Empire of Japan are to be renounced and the delays in settling the legitimate claims are repugnant to all us stockholders. Therefore we make this request."

                      MANAGEMENT'S STATEMENT IN OPPOSITION

     Your Board of Directors opposes this proposal. Your Board has considered the proposal and does not believe that it is in the best interests of AIG to limit its business in the manner requested by the proponent. Your Board of Directors urges a vote against this proposal.

     Approval of this proposal requires approval by a majority of the shares of AIG Common Stock present and entitled to vote at the meeting.

     Your Board of Directors recommends a vote AGAINST this proposal.

              VII.  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     All suggestions from shareholders are given careful attention. Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of AIG at 70 Pine Street, New York, New York 10270 and must be received by December 9, 1999. Under the AIG By-Laws, notice of any other shareholder proposal to be made at the 2000 Annual Meeting of Shareholders must be received not less than 90 nor more than 120 days prior to May 19, 2000 unless the 2000 Annual Meeting is not scheduled to be held on a date between April 19, 2000 and June 18, 2000, in which case notice must be received no less than the later of 90 days prior to the date on which such meeting is scheduled or 10 days after the date on which such meeting date is first publicly announced. A copy of the current AIG By-Laws may be obtained from the Secretary of AIG.

                              VIII.  OTHER MATTERS

     Your Board of Directors knows of no other matters to be presented at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by AIG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Stock Option and Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

PROXY SOLICITATION

     AIG will bear the cost of this solicitation of proxies. Proxies may be solicited by mail, personal interview, telephone and facsimile transmission by directors, their associates, and approximately eight officers and regular employees of AIG and its subsidiaries. In addition to the foregoing, AIG has retained Morrow & Co. to assist in the solicitation of proxies for a fee of approximately $10,000 plus reasonable out-of-pocket expenses and disbursements of that firm. AIG will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

P R O X Y

                       AMERICAN INTERNATIONAL GROUP, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 19, 1999

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoints M.R. Greenberg, Edward E. Matthews and Thomas R. Tizzio, and each of them, with full power to act without the other and with full power of substitution, as proxies to represent and to vote, as directed herein, all shares the undersigned is entitled to vote at the annual meeting of the shareholders of American International Group, Inc. to be held at Eighth Floor, 72 Wall Street, New York, New York 10270, on Wednesday May 19, 1999 at 11:00 a.m., and all adjournments thereof, as follows:


                                             (change of address/comments)

                                           _________________________________

                                           _________________________________

                                           _________________________________
                                           (if you have written in the above
                                            space, please mark the corres-
                                            ponding box on the reverse side
                                            of this card)

                                                          _____________
                                                         |             |
          PLEASE MARK, DATE AND SIGN THIS PROXY ON THE | SEE REVERSE | REVERSE SIDE AND RETURN IT PROMPTLY USING THE ENCLOSED | SIDE |
POSTAGE PREPAID ENVELOPE.                                |_____________|

 ____
|    |  Please mark your                                          |
| X  |  votes as in this                                          |     2742
|____|     example.                                               |______

Unless otherwise marked, the proxies are appointed with authority to vote "FOR" all nominees for election, "FOR" Item 2, "AGAINST"
Item 3, Item 4, Item 5 and Item 6, and in their discretion to vote upon matters that may properly come before the meeting.
 ______________________________________________________________________________
| The Board of Directors recommends a vote "FOR" all nominees in Item 1, and   |
|                               "FOR" Items 2.                                 |
|______________________________________________________________________________|
|                                                                              |
|                                                      WITHHELD       EXCEPT-  |
|                                             FOR      AUTHORITY       IONS*   |
|                                                                              |
|1. Election of Directors                    [   ]       [   ]         [   ]   |
|                                                                              |
|   Election as Directors of the following                                     |
|   identified in the Proxy Statement:                                         |
|                                                                              |
|   M. Aidinoff, E. Broad, P. Chia, M. Cohen,                                  |
|   B. Conable, M. Feldstein, E. Futter,                                       |
|   L. Gonda, E. Greenberg, M. Greenberg,                                      |
|   C. Hills, F. Hoenemeyer, E. Matthews,                                      |
|   D. Phypers, H. Smith, T. Tizzio, E. Tse,                                   |
|   J. Wintrob, F. Wisner                                                      |
|                                                                              |
|                                                                              |
|  *INSTRUCTION:  To withhold authority to                                     |
|   vote for any of the foregoing individuals,                                 |
|   mark the exceptions box. Write the name(s)                                 |
|   on the following line.                                                     |
|                                                                              |
|                                                                              |
|   ________________________________________                                   |
|                                                                              |
|                                                    FOR    AGAINST    ABSTAIN |
|                                                                              |
|2. Appointment of Independent Accountants           [  ]     [  ]      [  ]   |
|______________________________________________________________________________|

 ______________________________________________________________________________
|   The Board of Directors recommends a vote "AGAINST" Items 3, 4, 5 and 6.    |
|______________________________________________________________________________|
|                                                                              |
|3. Shareholder Proposal Described in the                                      |
|   Proxy Statement                                  [  ]     [  ]      [  ]   |
|                                                                              |
|                                                                              |
|4. Shareholder Proposal Described in the                                      |
|   Proxy Statement                                  [  ]     [  ]      [  ]   |
|                                                                              |
|5. Shareholder Proposal Described in the                                      |
|   Proxy Statement                                  [  ]     [  ]      [  ]   |
|                                                                              |
|6. Shareholder Proposal Described in the                                      |
|    Proxy Statement                                 [  ]     [  ]      [  ]   |
|______________________________________________________________________________|

If you have noted either an Address Change or made            [  ]
Comments on the reverse side of the card, mark here.

                                              Please Sign, Date and Return the
                                                Proxy Card Promptly Using the
                                                     Enclosed Envelope.



SIGNATURES(S) ________________________________________ DATE __________________

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.